Exhibit 99.1

Heidrick & Struggles Media Contact:
Nina Chang nchang@heidrick.com

Heidrick & Struggles Announces Adam Warby as Chairman of the Board of Directors

CEO of Avanade appointed to help steer firm through next phase of growth

CHICAGO, June 6, 2019 — Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, today announced the appointment of Adam Warby, CEO of Avanade, as Chairman of the Board of Directors, effective immediately.

Warby joined Heidrick & Struggles’ Board in 2018 to sharpen the firm’s focus on its digital transformation. As CEO of Avanade, a joint venture founded between Accenture LLP and Microsoft Corporation, Warby has a proven track record of success. Under his leadership, Avanade has rotated its business to focus on cloud and digital, tripled its revenues, expanded its global footprint and grown to more than 36,000 professionals. Warby will step down from his role as CEO of Avanade at the end of August.

“Adam’s insights and contributions to our board have been invaluable as we have expanded our data-driven, tech-enabled capabilities,” said Krishnan Rajagopalan, President and CEO, Heidrick & Struggles. “As chairman, his deep knowledge of both the technology and consulting space will be hugely beneficial as we continue to enhance our client experience, tailor our service offerings and accelerate our growth.”

“Clients are looking for a trusted advisor in this fast-evolving, digital world, and I’m delighted to be taking up the chairmanship of Heidrick & Struggles at this exciting time,” said Warby. “There is tremendous opportunity in the talent and human capital solutions market, and I’m looking forward to helping the team develop its strategy and execution to provide superior innovative services, outperform its competition and grow the business.”

About Heidrick & Struggles

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

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